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PROSPECTUS SUPPLEMENT NO. 1                     FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated October 25, 2000)      REGISTRATION STATEMENT NO. 333-46870

                              NEWPORT CORPORATION
                         165,000 SHARES OF COMMON STOCK
                             ($0.1167 STATED VALUE)

     This Prospectus Supplement supplements information contained in that certain Prospectus dated October 25, 2000 (the "Prospectus") of Newport Corporation (the "Company"), relating to the potential sale from time to time of up to 165,000 shares of our Company's Common Stock, stated value $0.1167 per share (the "Common Stock"), by the stockholders listed in this Prospectus under the section entitled "Selling Stockholders." This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders named below and the respective shares of Common Stock beneficially owned by such Selling Stockholders that may be offered pursuant to the
Prospectus:

                                                                                                                  Percentage of
                                               Common Stock       Common Stock Being     Common Stock Owned    Common Stock Owned
                                              Owned Prior to     Offered Pursuant to     Upon Completion of    Upon Completion of
      Name of Selling Stockholder            the Offering(1)       this Prospectus         this Offering          this Offering
-----------------------------------------   ----------------     -------------------     ------------------    ------------------
John G. Pollock and Elizabeth M. Rupert..        29,730                 29,730                   0                      *
The John G. Pollock and Elizabeth M.
 Rupert Charitable Remainder Unitrust
 dated October 23, 2000..................         8,400                  8,400                   0                      *
The John G. Pollock and Elizabeth M.
 Rupert Net Income Unitrust dated
 October 23, 2000........................        15,000                 15,000                   0                      *
-----------------------------------------

* less than 1%

(1) To our knowledge, the number of shares of Common Stock which each selling Stockholder owned prior to this offering consists solely of those shares of Common Stock issued in connection with our acquisition of Unique Equipment Co.

     All information in this Prospectus Supplement is as of November 3, 2000.

     The date of this Prospectus Supplement is November 3, 2000.